JPMorgan Chase Financial Company LLC	October 2017
Pricing Supplement
Registration Statement Nos. 333-209682 and 333-209682-01
Dated October 31, 2017
Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Commodities
Buffered PLUS Based on the Value of the S&P GSCI® Copper Index Excess Return due January 6, 2022
Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
The Buffered PLUS will pay no interest and provide a minimum payment at maturity of only 10.00% of the stated principal amount.  At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to a maximum payment at maturity.  If the underlying index has declined in value but has not declined by more than the specified buffer amount, investors will receive the stated principal amount of their investment.  However, if the underlying index has declined by more than the buffer amount, at maturity investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 10.00% of the stated principal amount.  Investors may lose up to 90.00% of the stated principal amount of the Buffered PLUS at maturity.  The Buffered PLUS are for investors who seek an commodity-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and buffer features that in each case apply to a limited range of performance of the underlying index.  At maturity, an investor will receive an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the closing level of the underlying index on the valuation date.  The Buffered PLUS are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program.  Any payment on the Buffered PLUS is subject to the credit risk of JPMorgan Financial, as issuer of the Buffered PLUS, and the credit risk of JPMorgan Chase & Co., as guarantor of the Buffered PLUS.
SUMMARY TERMS
Issuer:		JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:		JPMorgan Chase & Co.
Underlying index:		S&P GSCI® Copper Index Excess Return (Bloomberg ticker: SPGCICP)
Aggregate principal amount:		$3,628,000
Payment at maturity:		If the final index value is greater than the initial index value, for each $1,000 stated principal amount Buffered PLUS,
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is equal to the initial index value or is less than the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10.00%, for each $1,000 stated principal amount Buffered PLUS,

$1,000

If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10.00%, for each $1,000 stated principal amount Buffered PLUS,

($1,000 × index performance factor) + $100.00

This amount will be less than the stated principal amount of $1,000 per Buffered PLUS.  However, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., under no circumstances will the Buffered PLUS pay less than $100.00 per Buffered PLUS at maturity.

Leveraged upside payment:		$1,000 × leverage factor × index percent increase
Index percent increase:		(final index value – initial index value) / initial index value
Leverage factor:		200%
Buffer amount:		10.00%
Index performance factor:		final index value / initial index value
Maximum payment at maturity:		$1,480.00 (148.00% of the stated principal amount) per Buffered PLUS.
Minimum payment at maturity:		$100.00 per Buffered PLUS (10.00% of the stated principal amount)
Stated principal amount:		$1,000 per Buffered PLUS
Issue price:		$1,000 per Buffered PLUS (see “Commissions and issue price” below)
Pricing date:		October 31, 2017
Original issue date (settlement date):		November 3, 2017
Valuation date:
January 3, 2022, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date —  Notes Linked to a Single Underlying — Notes Linked to a Single Index” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement and in “Risk Factors— We may accelerate the Buffered PLUS if a commodity hedging disruption event occurs” in this pricing supplement

Maturity date:
January 6, 2022, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement and in “Risk Factors — We may accelerate the Buffered PLUS if a commodity hedging disruption event occurs” in this pricing supplement

Agent:		J.P. Morgan Securities LLC (“JPMS”)
Terms continued on the following page
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per Buffered PLUS	$1,000.00	$25.00(2)	$970.00
$5.00(3)
Total	$3,628,000.00	$108,840.00	$3,519,160.00
(1)	See “Additional Information about the Buffered PLUS — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the Buffered PLUS.
(2)
JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $25.00 per $1,000 stated principal amount Buffered PLUS it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”).  See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each $1,000 stated principal amount Buffered PLUS.
The estimated value of the Buffered PLUS on the pricing date was $938.60 per $1,000 stated principal amount Buffered PLUS.  See “Additional Information about the Buffered PLUS — The estimated value of the Buffered PLUS” in this document for additional information.
Investing in the Buffered PLUS involves a number of risks.  See “Risk Factors” beginning on page PS-9 of the accompanying product supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement and “Risk Factors” beginning on page 6 of this document.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Buffered PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
The Buffered PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the Buffered PLUS” at the end of this document.
Product supplement no. 2-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012640/crt-dp64829_424b2.pdf
Underlying supplement no. 1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf
Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Value of the S&P GSCI® Copper Index Excess Return Index due January 6, 2022 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Terms continued from previous page:
Initial index value:	The closing level of the underlying index on the pricing date, which was 601.2931
Final index value:	The closing level of the underlying index on the valuation date
CUSIP / ISIN:	46647MPF4 / US46647MPF40
Listing:	The Buffered PLUS will not be listed on any securities exchange.

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Value of the S&P GSCI® Copper Index Excess Return Index due January 6, 2022 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Investment Summary
Buffered Performance Leveraged Upside Securities
Principal at Risk Securities
The Buffered PLUS Based on the Value of the S&P GSCI® Copper Index Excess Return due January 6, 2022 (the “Buffered PLUS”) can be used:
▪	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of potential positive performance of the underlying index.
▪
To potentially achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

▪	To obtain a buffer against a specified level of negative performance in the underlying index.

Maturity:	Approximately 50 months
Leverage factor:	200%
Buffer amount:	10.00%
Maximum payment at maturity:	$1,480.00 (148.00% of the stated principal amount) per Buffered PLUS
Minimum payment at maturity:	$100.00 per Buffered PLUS. Investors may lose up to 90.00% of the stated principal amount of the Buffered PLUS at maturity.
Supplemental Terms of the Buffered PLUS
The Buffered PLUS are not futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The Buffered PLUS are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, which is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute.  Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.
For purposes of the accompanying product supplement, the underlying index is an “Index.”

October 2017	Page 3

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Value of the S&P GSCI® Copper Index Excess Return Index due January 6, 2022 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Key Investment Rationale
Buffered PLUS offer leveraged exposure to an underlying asset, which may be equities, commodities and/or currencies, while providing limited protection against negative performance of the underlying asset.  If the underlying asset has decreased in value by more than the specified buffer amount, investors are exposed to the negative performance of the underlying asset, subject to the minimum payment at maturity.  At maturity, if the underlying asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity.  At maturity, if the underlying asset has depreciated and (i) if the underlying asset has not depreciated by more than the specified buffer amount, investors will receive the stated principal amount of their investment, or (ii) if the underlying asset has depreciated by more than the buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount.  Investors may lose up to 90.00% of the stated principal amount of the Buffered PLUS at maturity.
Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying index.
Upside Scenario
The underlying index increases in value and, at maturity, the Buffered PLUS pay the stated principal amount of $1,000 plus a return equal to 200% of the index percent increase, subject to the maximum payment at maturity of $1,480.00 (148.00% of the stated principal amount) per Buffered PLUS.

Par Scenario	The final index value is equal to the initial index value or declines in value by no more than 10.00% and, at maturity, the Buffered PLUS pay the stated principal amount of $1,000 per Buffered PLUS.
Downside Scenario
The underlying index declines in value by more than 10.00% and, at maturity, the Buffered PLUS pay an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decline of the final index value from the initial index value, plus the buffer amount of 10.00%.  (Example: if the underlying index decreases in value by 20%, the Buffered PLUS will pay an amount that is less than the stated principal amount by 20% plus the buffer amount of 10.00%, or $900.00 per Buffered PLUS.)  The minimum payment at maturity is $100.00 per Buffered PLUS, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

October 2017	Page 4

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Value of the S&P GSCI® Copper Index Excess Return Index due January 6, 2022 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
How the Buffered PLUS Work
Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:
Stated principal amount:	$1,000 per Buffered PLUS
Leverage factor:	200%
Maximum payment at maturity:	$1,480.00 (148.00% of the stated principal amount) per Buffered PLUS
Minimum payment at maturity:	$100.00 per Buffered PLUS

Buffered PLUS Payoff Diagram

How it works
▪
Upside Scenario.  If the final index value is greater than the initial index value, for each $1,000 principal amount Buffered PLUS investors will receive the $1,000 stated principal amount plus a return equal to 200% of the appreciation of the underlying index over the term of the Buffered PLUS, subject to the maximum payment at maturity.  Under the terms of the Buffered PLUS, an investor will realize the maximum payment at maturity at a final index value of 124.00% of the initial index value.

▪
Par Scenario.  If the final index value is equal to the initial index value or is less than the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10.00%, investors will receive the stated principal amount of $1,000 per Buffered PLUS.

▪
Downside Scenario.  If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10.00%, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage decrease of the final index value from the initial index value, plus the buffer amount of 10.00%.  The minimum payment at maturity is $100.00 per Buffered PLUS.

▪	For example, if the underlying index depreciates 50%, investors will lose 40.00% of their principal and receive only $600.00 per Buffered PLUS at maturity, or 60.00% of the stated principal amount.
The hypothetical returns and hypothetical payments on the Buffered PLUS shown above apply only if you hold the Buffered PLUS for their entire term.  These hypotheticals do not reflect fees or expenses that would

October 2017	Page 5

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Value of the S&P GSCI® Copper Index Excess Return Index due January 6, 2022 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.
Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS.  For further discussion of these and other risks, you should read the sections entitled “Risk Factors” of the accompanying product supplement and the accompanying underlying supplement.  We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.
▪
Buffered PLUS do not pay interest and you could lose up to 90.00% of your principal at maturity.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10.00% of your principal, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.  If the final index value has declined by an amount greater than the buffer amount of 10.00% from the initial index value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the value of the underlying index, plus $100.00 per Buffered PLUS.  Accordingly, you could lose up to 90.00% of your principal.

▪
The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.  The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $1,480.00 (148.00% of the stated principal amount) per Buffered PLUS.  Because the maximum payment at maturity will be limited to 148.00% of the stated principal amount for the Buffered PLUS, any increase in the final index value by more than 124.00% will not further increase the return on the Buffered PLUS.

▪
The Buffered PLUS are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the Buffered PLUS.  Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the Buffered PLUS.  If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the Buffered PLUS and you could lose your entire investment.

▪
As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities.  Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements.  As a result, we are dependent upon payments from our affiliates to meet our obligations under the Buffered PLUS.  If these affiliates do not make payments to us and we fail to make payments on the Buffered PLUS, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

▪
Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the Buffered PLUS and other affiliates of the issuer may be different from those of investors.  We and our affiliates play a variety of roles in connection with the issuance of the Buffered PLUS, including acting as calculation agent and as an agent of the offering of the Buffered PLUS, hedging our obligations under the Buffered PLUS and making the assumptions used to determine the pricing of the Buffered PLUS and the estimated value of the Buffered PLUS, which we refer to as the estimated value of the Buffered PLUS.  In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered PLUS.  The calculation agent has determined the initial index value, will determine the final index value and will calculate the amount of payment you will receive at maturity.  Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or commodity hedging disruption events, the selection of a successor to the underlying index or calculation of the final index value in the event of a discontinuation or material change in method of calculation of the underlying index, may affect the payment to you at maturity.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could

October 2017	Page 6

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Value of the S&P GSCI® Copper Index Excess Return Index due January 6, 2022 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
adversely affect any payment on the Buffered PLUS and the value of the Buffered PLUS.  It is possible that hedging or trading activities of ours or our affiliates in connection with the Buffered PLUS could result in substantial returns for us or our affiliates while the value of the Buffered PLUS declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
▪
The estimated value of the Buffered PLUS is lower than the original issue price (price to public) of the Buffered PLUS.  The estimated value of the Buffered PLUS is only an estimate determined by reference to several factors.  The original issue price of the Buffered PLUS exceeds the estimated value of the Buffered PLUS because costs associated with selling, structuring and hedging the Buffered PLUS are included in the original issue price of the Buffered PLUS.  These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Buffered PLUS and the estimated cost of hedging our obligations under the Buffered PLUS.  See “Additional Information about the Buffered PLUS — The estimated value of the Buffered PLUS” in this document.

▪
The estimated value of the Buffered PLUS does not represent future values of the Buffered PLUS and may differ from others’ estimates.  The estimated value of the Buffered PLUS is determined by reference to internal pricing models of our affiliates.  This estimated value of the Buffered PLUS is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, interest rates and other factors.  Different pricing models and assumptions could provide valuations for the Buffered PLUS that are greater than or less than the estimated value of the Buffered PLUS.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the Buffered PLUS could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy the Buffered PLUS from you in secondary market transactions.  See “Additional Information about the Buffered PLUS — The estimated value of the Buffered PLUS” in this document.

▪
The estimated value of the Buffered PLUS is derived by reference to an internal funding rate.  The internal funding rate used in the determination of the estimated value of the Buffered PLUS is based on, among other things, our and our affiliates’ view of the funding value of the Buffered PLUS as well as the higher issuance, operational and ongoing liability management costs of the Buffered PLUS in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Buffered PLUS and any secondary market prices of the Buffered PLUS.  See “Additional Information about the Buffered PLUS — The estimated value of the Buffered PLUS” in this document.

▪
The value of the Buffered PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Buffered PLUS for a limited time period.  We generally expect that some of the costs included in the original issue price of the Buffered PLUS will be partially paid back to you in connection with any repurchases of the Buffered PLUS by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances.  See “Additional Information about the Buffered PLUS — Secondary market prices of the Buffered PLUS” in this document for additional information relating to this initial period.  Accordingly, the estimated value of the Buffered PLUS during this initial period may be lower than the value of the Buffered PLUS as published by JPMS (and which may be shown on your customer account statements).

▪
Secondary market prices of the Buffered PLUS will likely be lower than the original issue price of the Buffered PLUS.  Any secondary market prices of the Buffered PLUS will likely be lower than the original issue price of the Buffered PLUS because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Buffered PLUS.  As a result, the price, if any, at which JPMS will be willing to buy Buffered PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale

October 2017	Page 7

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Value of the S&P GSCI® Copper Index Excess Return Index due January 6, 2022 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
by you prior to the maturity date could result in a substantial loss to you.  See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Buffered PLUS.
The Buffered PLUS are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold the Buffered PLUS to maturity.  See “— Secondary trading may be limited” below.
▪
Secondary market prices of the Buffered PLUS will be impacted by many economic and market factors.  The secondary market price of the Buffered PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing level of the underlying index, including:

o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured debt issuances;
o	the actual and expected volatility of the underlying index;
o	the time to maturity of the Buffered PLUS;
o	supply and demand trends for the commodity upon which the futures contracts that compose the underlying index are based or the exchange-traded futures contracts on that commodity;
o	the market price of the commodity upon which the futures contracts that compose the underlying index are based or the exchange-traded futures contracts on that commodity;
o	interest and yield rates in the market generally; and
o	a variety of other economic, financial, political, regulatory, geographical, meteorological and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Buffered PLUS, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the Buffered PLUS, if any, at which JPMS may be willing to purchase the Buffered PLUS in the secondary market.
▪
We may accelerate the Buffered PLUS if a commodity hedging disruption event occurs. If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the Buffered PLUS due to a commodity hedging disruption event, we may, in our sole and absolute discretion, accelerate the payment on the Buffered PLUS and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent.  If the payment on the Buffered PLUS is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment.  Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement for more information.

▪
Commodity futures contracts are subject to uncertain legal and regulatory regimes.  The commodity futures contracts that underlie the underlying index are subject to legal and regulatory regimes that may change in ways that could adversely affect our ability to hedge our obligations under the Buffered PLUS and affect the levels of the underlying index.  Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), may have a substantial adverse effect on the value of the Buffered PLUS.  Additionally, under authority provided by the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission on December 6, 2016 proposed rules to establish position limits that will apply to 25 agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts.  The limits will apply to a person’s combined position in futures, options and swaps on the same underlying commodity.  The rules, if enacted in their proposed form, may reduce liquidity in the exchange-traded market for those commodity-based futures contracts, which may, in turn, have an adverse effect on any payments on the Buffered PLUS.  Furthermore, we or our affiliates may be unable as a result of those

October 2017	Page 8

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Value of the S&P GSCI® Copper Index Excess Return Index due January 6, 2022 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
restrictions to effect transactions necessary to hedge our obligations under the Buffered PLUS resulting in a commodity hedging disruption event, in which case we may, in our sole and absolute discretion, accelerate the payment on the Buffered PLUS.  See “ — We May Accelerate The Buffered PLUS If a Commodity Hedging Disruption Event Occurs” above.
▪
Prices of commodity futures contracts are characterized by high and unpredictable volatility, which could lead to high and unpredictable volatility in the underlying index. Market prices of the commodity futures contracts included in the underlying index tend to be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect the price of the commodity underlying the commodity futures contracts included in the underlying index.  See “— The market price of copper will affect the value of the Buffered PLUS” below.  The price of the commodity and commodity futures contracts are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds.  These variables may create additional investment risks that cause the value of the Buffered PLUS to be more volatile than the values of traditional securities.  As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodity.  Many commodities are also highly cyclical.  The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

▪
The market price of copper will affect the value of the Buffered PLUS.  Because the Buffered PLUS are linked to the performance of the underlying index, which is composed of futures contracts on copper, we expect that generally the market value of the Buffered PLUS will depend in part on the market price of copper.  The price of copper is primarily affected by the global demand for and supply of copper, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for copper is significantly influenced by the level of global industrial economic activity.  Industrial sectors that are particularly important to demand for copper include the electrical and construction sectors.  In recent years, demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and industrial development.  An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels.  There are substitutes for copper in various applications.  Their availability and price will also affect demand for copper.  Apart from Chile, the United States, Canada, Australia and Poland, the majority of copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries.  The supply of copper is also affected by current and previous price levels, which will influence investment decisions in new smelters.  In previous years, copper supply has been affected by strikes, financial problems and terrorist activity.  It is not possible to predict the aggregate effect of all or any combination of these factors.

▪
A decision by the London Metal Exchange to increase margin requirements for the copper futures contracts may affect the level of the underlying index.  If the London Metal Exchange increases the amount of collateral required to be posted to hold positions in the futures contracts on copper (i.e., the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the level of the underlying index to decline significantly, which may adversely affect the value of the Buffered PLUS.

▪
The Buffered PLUS do not offer direct exposure to commodity spot prices.  The Buffered PLUS are linked to an underlying index, which tracks commodity futures contracts, not a physical commodity (or its spot prices).  The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity.  A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity.  The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and

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JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Value of the S&P GSCI® Copper Index Excess Return Index due January 6, 2022 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
price movements in the spot market may not be reflected in the futures market (and vice versa).  Accordingly, the Buffered PLUS may underperform a similar investment that is linked to commodity spot prices.
▪
The underlying index may be more volatile and more susceptible to price fluctuations or commodity futures contracts than a broader commodities index. The underlying index may be more volatile and susceptible to price fluctuations than a broader commodities index, such as the S&P GSCI®.  In contrast to the S&P GSCI®, which includes contracts on a variety of commodities, the underlying index comprises contracts only on a single commodity. As a result, price volatility in the contracts included in the underlying index will likely have a greater impact on the underlying index than it would on the broader S&P GSCI®.  In addition, because the underlying index omits principal market sectors composing the S&P GSCI®, it will be less representative of the economy and commodity markets as a whole and will therefore not serve as a reliable benchmark for commodity market performance generally.

▪
Owning the Buffered PLUS is not the same as owning the commodity or commodity futures contracts. The return on the Buffered PLUS will not reflect the return you would realize if you actually purchased the futures contracts that compose the underlying index, the commodity upon which the futures contracts that compose the underlying index are based, or other exchange-traded or over-the-counter instruments based on the underlying index.  You will not have any rights that holders of those assets or instruments have.

▪
Higher futures prices of the commodity futures contracts underlying the underlying index relative to the current prices of those contracts may affect the value of the underlying index and the value of the Buffered PLUS.  The underlying index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the exchange-traded futures contracts that compose the underlying index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in August may specify an October expiration.  As time passes, the contract expiring in October is replaced with a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the November contract would take place at a price that is higher than the price of the October contract, thereby creating a negative “roll yield.”  Contango could adversely affect the value of the underlying index and thus the value of the Buffered PLUS.

▪
Suspension or disruptions of market trading in the commodity markets and related futures markets may adversely affect the level of the underlying index, and therefore the value of the Buffered PLUS. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the level of the underlying index and, therefore, the value of the Buffered PLUS.

▪
The Buffered PLUS are linked to an excess return index and not a total return index. The Buffered PLUS are linked to an excess return index and not a total return index.  An excess return index, such as the underlying index, reflects the returns that are potentially available through an unleveraged investment in the contracts composing that index.  By contrast, a “total return” index, in addition to reflecting those

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JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Value of the S&P GSCI® Copper Index Excess Return Index due January 6, 2022 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts.
▪
Adjustments to the underlying index could adversely affect the value of the Buffered PLUS.  The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the Buffered PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Buffered PLUS on or prior to the pricing date and prior to maturity could have adversely affected, and may continue to adversely affect, the value of the underlying index and, as a result, could decrease the amount an investor may receive on the Buffered PLUS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could have affected the initial index value and, therefore, could potentially increase the level that the final index value must reach before you receive a payment at maturity that exceeds the issue price of the Buffered PLUS or so that you do not suffer a loss on your initial investment in the Buffered PLUS.  Additionally, these hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the final index value and, accordingly, the amount of cash an investor will receive at maturity.  It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Buffered PLUS declines.

▪
Secondary trading may be limited.  The Buffered PLUS will not be listed on a securities exchange.  There may be little or no secondary market for the Buffered PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily.  JPMS may act as a market maker for the Buffered PLUS, but is not required to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade the Buffered PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the Buffered PLUS.  If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the Buffered PLUS.

▪
The tax consequences of an investment in the Buffered PLUS are uncertain.  There is no direct legal authority as to the proper U.S. federal income tax characterization of the Buffered PLUS, and we do not intend to request a ruling from the IRS.  The IRS might not accept, and a court might not uphold, the treatment of the Buffered PLUS described in “Additional Information about the Buffered PLUS ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.  If the IRS were successful in asserting an alternative treatment for the Buffered PLUS, the timing and character of any income or loss on the Buffered PLUS could differ materially and adversely from our description herein.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments and the issues presented by this notice.

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JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Value of the S&P GSCI® Copper Index Excess Return Index due January 6, 2022 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
S&P GSCI® Copper Index Excess Return Overview
The S&P GSCI® Copper Index Excess Return is a sub-index of the S&P GSCI®, a composite index of commodity sector returns.  The S&P GSCI® is a world production-weighted index that is designed to reflect the relative significance of principal non-financial commodities (i.e., physical commodities) in the world economy.  The S&P GSCI® represents the return of a portfolio of the futures contracts for the underlying commodities.  The S&P GSCI® Copper Index Excess Return references the front-month copper futures contract (i.e., the copper futures contract generally closest to expiration) traded on the London Metal Exchange.  The S&P GSCI® Copper Index Excess Return provides investors with a publicly available benchmark for investment performance in the copper commodity markets.  The S&P GSCI® Copper Index Excess Return is an excess return index and not a total return index.  An excess return index reflects the returns that are potentially available through an unleveraged investment in the contracts composing the index (which, in the case of the S&P GSCI® Copper Index Excess Return, are the designated copper futures contracts).  By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts.  For additional information about the S&P GSCI® Copper Index Excess Return, see “Commodity Index Descriptions — The S&P GSCI® Indices” in the accompanying underlying supplement.
Information as of market close on October 31, 2017:
Bloomberg Ticker Symbol:	SPGCICP
Current Closing Level:	601.2931
52 Weeks Ago (on 10/31/2016):	434.6018
52 Week High (on 10/16/2017):	627.4573
52 Week Low (on 10/31/2016):	434.6018

The following table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the underlying index for each quarter in the period from January 1, 2012 through October 31, 2017.  The graph following the table sets forth the daily closing levels of the underlying index during the same period.  The closing level of the underlying index on October 31, 2017 was 601.2931.  We obtained the closing level information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the underlying index on the valuation date.  The payment of dividends on the stocks that constitute the underlying index are not reflected in its closing level and, therefore, have no effect on the calculation of the payment at maturity.
S&P GSCI® Copper Index Excess Return	High	Low	Period End
2012
First Quarter	774.9931	663.7134	748.0257
Second Quarter	765.5081	647.4525	682.8492
Third Quarter	743.043	650.3712	728.1865
Fourth Quarter	738.5638	671.0325	701.7298
2013
First Quarter	733.2442	663.463	664.191
Second Quarter	671.9854	585.8306	593.3483
Third Quarter	649.7925	592.0277	640.0169
Fourth Quarter	647.7214	609.7532	646.0119
2014
First Quarter	648.8829	564.9805	585.4803
Second Quarter	620.232	575.8595	620.232
Third Quarter	633.9081	591.2552	591.2552
Fourth Quarter	607.0768	563.3995	563.8451
2015
First Quarter	559.7457	484.2096	542.763
Second Quarter	581.5243	506.7701	516.7262
Third Quarter	519.0582	443.4925	463.8397
Fourth Quarter	477.6143	404.314	423.3312

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JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Value of the S&P GSCI® Copper Index Excess Return Index due January 6, 2022 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
S&P GSCI® Copper Index Excess Return	High	Low	Period End
2016
First Quarter	456.7764	389.0565	437.0319
Second Quarter	455.3627	405.9563	436.432
Third Quarter	447.9582	413.3961	436.2797
Fourth Quarter	532.3357	414.9959	494.9915
2017
First Quarter	545.0391	491.6798	520.3733
Second Quarter	526.6173	487.3734	526.4176
Third Quarter	608.8594	515.4128	570.3877
Fourth Quarter (through October 31, 2017)	627.4573	571.4688	601.2931

S&P GSCI® Copper Index Excess Return Historical Performance – Daily Closing Levels January 3, 2012 to October 31, 2017

License Agreement.  “Standard & Poor’s,” “S&P” and “S&P GSCI®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by JPMorgan Chase & Co. and its affiliates, including JPMorgan Financial.

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JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Value of the S&P GSCI® Copper Index Excess Return Index due January 6, 2022 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Additional Information about the Buffered PLUS
Please read this information in conjunction with the summary terms on the front cover of this document.
Additional Provisions:
Postponement of maturity date:
If the scheduled maturity date is not a business day, then the maturity date will be the following business day.  If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed to the third business day following the valuation date as postponed.

Minimum ticketing size:	$1,000 / 1 Buffered PLUS
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the Buffered PLUS:
The estimated value of the Buffered PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Buffered PLUS, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Buffered PLUS.  The estimated value of the Buffered PLUS does not represent a minimum price at which JPMS would be willing to buy the Buffered PLUS in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the Buffered PLUS is based on, among other things, our and our affiliates’ view of the funding value of the Buffered PLUS as well as the higher issuance, operational and ongoing liability management costs of the Buffered PLUS in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  For additional information, see “Risk Factors — The estimated value of the Buffered PLUS is derived by reference to an internal funding rate” in this document.  The value of the derivative or derivatives underlying the economic terms of the Buffered PLUS is derived from internal pricing models of our affiliates.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, the estimated value of the Buffered PLUS on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time.  See “Risk Factors — The estimated value of the Buffered PLUS does not represent future values of the Buffered PLUS and may differ from others’ estimates” in this document.
The estimated value of the Buffered PLUS is lower than the original issue price of the Buffered PLUS because costs associated with selling, structuring and hedging the Buffered PLUS are included in the original issue price of the Buffered PLUS. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Buffered PLUS and the estimated cost of hedging our obligations under the Buffered PLUS.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Buffered PLUS.  See “Risk Factors — The estimated value of the Buffered PLUS is lower than the original issue price (price to public) of the Buffered PLUS” in this document.

Secondary market prices of the Buffered PLUS:
For information about factors that will impact any secondary market prices of the Buffered PLUS, see “Risk Factors — Secondary market prices of the Buffered PLUS will be impacted by many economic and market factors” in this document.  In addition, we generally expect that some of the costs included in the original issue price of the Buffered PLUS will be partially paid back to you in connection with any repurchases of the Buffered PLUS by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of two years and one-half of the stated term of the Buffered PLUS.  The length of any such initial period reflects the structure of the Buffered PLUS, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Buffered PLUS and when these costs are incurred, as determined by our affiliates.  See “Risk Factors — The value of the Buffered PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-

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JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Value of the S&P GSCI® Copper Index Excess Return Index due January 6, 2022 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
current estimated value of the Buffered PLUS for a limited time period.”
Tax considerations:
You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Buffered PLUS.
Based on current market conditions, in the opinion of our special tax counsel, your Buffered PLUS should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your Buffered PLUS should be treated as long-term capital gain or loss if you hold your Buffered PLUS for more than a year, whether or not you are an initial purchaser of Buffered PLUS at the issue price.  However, the IRS or a court may not respect this treatment of the Buffered PLUS, in which case the timing and character of any income or loss on the Buffered PLUS could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments and the issues presented by this notice.
Withholding under legislation commonly referred to as “FATCA” may (if the Buffered PLUS are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Buffered PLUS, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a Buffered PLUS. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the Buffered PLUS.

Supplemental use of proceeds and hedging:
The Buffered PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Buffered PLUS.  See “How the Buffered PLUS Work” in this document for an illustration of the risk-return profile of the Buffered PLUS and “S&P GSCI® Copper Index Excess Return Overview” in this document for a description of the market exposure provided by the Buffered PLUS.
The original issue price of the Buffered PLUS is equal to the estimated value of the Buffered PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Buffered PLUS, plus the estimated cost of hedging our obligations under the Buffered PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.
Supplemental plan of distribution:
Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the Buffered PLUS in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management.  In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each PLUS.
We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Buffered PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.
We expect that delivery of the Buffered PLUS will be made against payment for the Buffered PLUS on or about the original issue date set forth on the front cover of this document, which

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JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Value of the S&P GSCI® Copper Index Excess Return Index due January 6, 2022 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
will be the third business day following the pricing date of the Buffered PLUS (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Buffered PLUS on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.
Validity of the Buffered PLUS:
In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the Buffered PLUS offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Buffered PLUS will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Buffered PLUS and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2016, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2016.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).

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JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Value of the S&P GSCI® Copper Index Excess Return Index due January 6, 2022 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Where you can find more information:
You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Buffered PLUS are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.
This document, together with the documents listed below, contains the terms of the Buffered PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the Buffered PLUS involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
• Product supplement no. 2-I dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012640/crt-dp64829_424b2.pdf
• Underlying supplement no. 1-I dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf
• Prospectus supplement and prospectus, each dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.
As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.
“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

October 2017	Page 17